As filed with the Securities and Exchange Commission on October 2, 2025

Registration on Form S-3 (No. 333-109570)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Big 5 Sporting Goods Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4388794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

(Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Ian R. Landgreen

General Counsel & Corporate Secretary

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey A. Brill

David Eisman

Glen Mastroberte

Skadden, Arps, Slate Meagher & Flom LLP

One Manhattan West

395 9th Avenue

New York, New York 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to Registration Statement No. 333-109570.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 relates to the Registration Statement on Form S-3 (File No. 333-109570) (the “Registration Statement”) of Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on October 8, 2003, registering up to $96,392,176 in aggregate principal amount for issuance of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement.

On October 2, 2025, pursuant to an Agreement and Plan of Merger, dated as of June 29, 2025, by and among the Company, Worldwide Sports Group Holdings LLC, a Delaware limited liability company (“Parent”), WSG Merger LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 9.13 of the Merger Agreement, Worldwide Golf Group LLC, a Delaware limited liability company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company hereby removes from registration all of such securities of the Company registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, state of California, on October 2, 2025.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Steven G. Miller
Name:	Steven G. Miller
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.